Exhibit 99.(a)(viii)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

LORD ABBETT GLOBAL FUND, INC.

LORD ABBETT GLOBAL FUND, INC. (hereinafter called the “Corporation”), a Maryland corporation having its principal office c/o The Prentice-Hall Corporation System, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202 hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:   The Articles of Incorporation of the Corporation (the “Articles”), as heretofore amended, are further amended by renaming all of the issued and unissued shares of the Class A, B, C, P, and Y shares of the Income Series, a series of the Corporation, as Class A, B, C, P, and Y shares of the Lord Abbett Developing Local Markets Fund.

SECOND:   The foregoing amendment to the Articles was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by Section 2-605(a)(2) of the General Corporation Law of the State of Maryland.

THIRD:  Pursuant to Section 2-610.1 of the General Corporation Law of the State of Maryland, the amendment set forth herein will become effective on June 29, 2007.

FOURTH:  The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended from time to time.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and Secretary and witnessed by its Vice President and Assistant Secretary on June 21, 2007.

LORD ABBETT GLOBAL FUND, INC.

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Vice President & Secretary
WITNESS:

/s/ Christina T. Simmons
Christina T. Simmons
Vice President and Assistant Secretary

THE UNDERSIGNED, Vice President and Secretary of LORD ABBETT GLOBAL FUND, INC., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Vice President & Secretary